SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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Check the appropriate box:
|_|     Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X||    Definitive Proxy Statement
|_|     Definitive Additional Materials
|_|     Soliciting Material Pursuant to Section 240.14a-12

                        First Chester County Corporation
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)
 ------------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

|X|     No fee required.

|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)   Title of each class of securities to which transaction applies:

                     ______________________________________

        (2)   Aggregate number of securities to which transaction applies:

                     ______________________________________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
              _______________

        (4)   Proposed maximum aggregate value of transaction:

                 ______________________________________________

        (5)   Total fee paid:

                 ______________________________________________

|_|     Fee paid previously with preliminary materials.

|_|     Check box if any part of the fee is offset as  provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)   Amount Previously Paid:

              _______________________________________________________________

        (2)   Form, Schedule or Registration Statement No.:

              _______________________________________________________________

        (3)   Filing Party:

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        (4)   Date Filed:

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


                        FIRST CHESTER COUNTY CORPORATION
                               9 North High Street
                        West Chester, Pennsylvania 19380

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD 10:30 A.M., April 19, 2005


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of First Chester County Corporation (the "Corporation") will be held on Tuesday, April 19, 2005, at 10:30 a.m., in the Musser Auditorium at Penn State Great Valley, 30 East Swedesford Road, Malvern, Pennsylvania, for consideration of and action by the holders of the Corporation's common stock ("Common Stock") upon the following matters:

         1. The election of four Class III directors, with each director to serve until the 2008 Annual Meeting of Shareholders and until the election and qualification of his or her respective successor;

         2. The approval of the Corporation's Restricted Stock Plan;

         3. The ratification of the appointment of Grant Thornton, LLP as the Corporation's independent registered public accounting firm for the year ending December 31, 2005; and

         4. The transaction of such other business as may properly come before the Annual Meeting and any adjournment thereof, and matters incident to the conduct of the Annual Meeting.

         The Board of Directors has fixed the close of business on March 3, 2005, as the record date for the determination of holders of stock of the Corporation entitled to notice of, and to vote at, the Annual Meeting. The Corporation's Annual Report to Shareholders for the year ended December 31, 2004, accompanies this Notice and Proxy Statement.

         The Board of Directors hopes that you will attend the Annual Meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy to assure that your shares are represented at the Annual Meeting. Returning your proxy does not deprive you of your right to attend the Annual Meeting and vote your shares in person.

                        FIRST CHESTER COUNTY CORPORATION
                               9 North High Street
                        West Chester, Pennsylvania 19380
                       -----------------------------------

                                 PROXY STATEMENT

         This Proxy Statement is furnished and is being mailed with the accompanying proxy card on or about March 18, 2005, in connection with the solicitation of proxies by the Board of Directors of First Chester County Corporation (the "Corporation"), to be voted at the Annual Meeting of Shareholders and at any adjournment thereof, for the purposes stated in the Notice of Annual Meeting and discussed more fully in the Proxy Statement. The Annual Meeting will be held on Tuesday, April 19, 2005, at 10:30 a.m., in the Musser Auditorium at Penn State Great Valley, 30 East Swedesford Road, Malvern, Pennsylvania.

         Any person giving a proxy has the power to revoke it at any time before its exercise by a later dated proxy, a written revocation sent to the Secretary of the Corporation or attendance at the Annual Meeting and voting in person. In the absence of contrary instructions, properly executed proxies, received and unrevoked, will be voted by the persons named in the proxy: (i) for the election of each of the four Class III directors nominated by the Board of Directors,
(ii) for the approval of the Corporation's Restricted Stock Plan, (iii) for the ratification of the appointment of Grant Thornton, LLP as the Corporation's independent registered public accounting firm for the year ending December 31, 2005, and (iv) in their discretion, with respect to such other business as may properly come before the Annual Meeting and matters incident to the conduct of the Annual Meeting. The Corporation knows of no such other business as of the date of this Proxy Statement.

         The Corporation will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Corporation's directors, officers and employees.

                      VOTING SECURITIES OF THE CORPORATION

         Only shareholders of record at the close of business on March 3, 2005 (the "record date") are entitled to notice of, and to vote at, the Annual Meeting. As of March 3, 2005, there were 4,578,268 shares of Common Stock outstanding and entitled to vote at the meeting, each entitled to one vote per share, without cumulative voting. The holders of a majority of the outstanding shares of Common Stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a broker holding shares of Common Stock in street name for the benefit of its customers returns a signed proxy for such shares, the shares represented by such proxy will be considered present at the Annual Meeting and will be counted towards a quorum.

         As of March 3, 2005, the Trust and Investment Services Division of The First National Bank of Chester County (the "Bank"), a wholly-owned subsidiary of the Corporation, held 622,358 shares of Common Stock, representing 13.59% of the total outstanding shares of the Corporation's Common Stock. Of these shares, 168,750 shares (3.69% of the total outstanding shares) are held in accounts where the Bank is sole trustee or executor and may not be voted by the Bank's Trust and Investment Services Division in the election of directors. The shares may be voted by the Bank, however, in its capacity as trustee or executor on other matters. The remaining 453,608 shares of Common Stock (9.90% of the total outstanding shares) are held in accounts where the Bank is co-trustee, agent or custodian, and these shares may not be voted by the Bank without the authorization of the other co-trustee, agent or custodian.

                                 STOCK OWNERSHIP

         The following table sets forth, as of March 3, 2005, unless otherwise noted, the number and percentage of shares of Common Stock which, according to information supplied to the Corporation, are beneficially owned by: (i) each of the Named Executive Officers (as defined in the section of this Proxy Statement entitled "Executive Compensation"), (ii) each of the directors and the nominees for director of the Corporation, (iii) each holder who is the beneficial owner of more than five percent (5%) of the issued and outstanding shares of Common Stock (other than the Financial Management Services Department of the Bank whose holdings are described in the section of this Proxy Statement entitled "Voting Securities of the Corporation"), and (iv) all current directors and executive officers of the Corporation as a group. An asterisk (*) appears beside the names of the persons nominated and proposed for re-election at the Annual Meeting as Class III directors.

NAMED EXECUTIVE OFFICERS                                     Number of Shares(1)(2)              Percentage(3)
------------------------                                     ----------------------              -------------

John A. Featherman, III                                            60,649 (4)                          1.3%
Kevin C. Quinn                                                     43,036 (5)                         ---
J. Duncan Smith                                                    35,134 (6)                         ---
Linda M. Hicks                                                     20,752 (7)                         ---
Michelle E. Venema                                                  4,053 (8)                         ---
Peter J. D'Angelo                                                  40,050 (9)                         ---
David W. Glarner                                                   31,124 (10)                        ---

CLASS I DIRECTORS (TERM EXPIRING IN 2006)
John J. Ciccarone                                                 200,226 (11)                         4.4%
Clifford E. DeBaptiste                                            130,306 (12)                         2.8%
John B. Waldron                                                    15,840 (13)                         ---

CLASS II DIRECTORS (TERM EXPIRING IN 2007)
M. Robert Clarke                                                   27,000 (14)                         ---
David L. Peirce                                                    37,250 (15)                         ---
Kevin C. Quinn                                                     43,036 (5)                          ---

CLASS III DIRECTORS (TERM EXPIRING IN 2005)
*John A. Featherman, III                                           60,649 (4)                          1.3%
*John S. Halsted                                                   30,641 (16)                         ---
*J. Carol Hanson                                                   22,566 (17)                         ---
*Edward A. Leo                                                      1,000                              ---

BENEFICIAL OWNERS
Jane C. and Lawrence E. MacElree                                  259,381 (18)                         5.7%
7080 Goshen Road
Newtown Square, PA 19073

Banc Fund IV L.P., et al.                                         393,281 (19)                          8.4%
208 South LaSalle Street, Suite 1680
Chicago, Illinois  60604

All directors and executive officers                              736,465 (20)                           15%
as a group (22 persons)

(1) Shares of Common Stock which are held in the Corporation's retirement savings plan (the "Retirement Savings Plan") are reported as of March 3, 2005, the most recent date for which such information is available.

(2) Includes shares that may be acquired within sixty days after March 3, 2005 ("Option Shares") through the exercise of stock options.

(3) Percentages are omitted for those owning less than one percent of the shares of Common Stock outstanding.

(4) Mr. Featherman has sole voting and investment power of 30,505 shares, including 16,137 shares held in an IRA account. Mr. Featherman shares, with his wife, voting and investment power of 7,356; Mr. Featherman's wife has sole voting and investment power of 2,224 shares; 1,564 shares are held in the Retirement Savings Plan; and 19,000 shares are Option Shares.

(5) Mr. Quinn shares, with his wife, voting and investment power of 20 shares; 3,916 shares are held in the Retirement Savings Plan; 38,500 shares are Option Shares; 400 shares are held by Mr. Quinn's wife in a retirement plan; and 200 shares are held jointly by Mr. Quinn and his mother.

(6) Mr. Smith shares, with his wife, voting and investment power of 58 shares; 2,064 shares are held in the Retirement Savings Plan; 12 shares are held in custody by Mr. Smith's wife for his minor daughter; and 33,000 are Option Shares.

(7) Ms. Hicks has sole voting and investment power of 400 shares; Ms. Hicks shares, with her husband, voting and investment power of 1,256 shares; 179 shares are held solely by Ms. Hicks' daughter, who resides with her; 54 shares are held in custody by Ms. Hicks for her minor son; 1,863 shares are held in the Retirement Savings Plan; and 17,000 shares are Option Shares.

(8) Ms. Venema has sole voting and investment power of 564 shares; 456 shares are held in the Retirement Savings Plan; 1,500 shares are Option Shares; 1,533 shares are owned by Ms. Venema's mother, who resides with her.

(9) Mr. D'Angelo shares, with his wife, voting and investment power of 1,202 shares; 1,848 shares are held in the Retirement Savings Plan; and 37,000 shares are Option Shares.

(10) Mr. Glarner shares, with his wife, voting and investment power of 1,048 shares; 2,576 shares are held in the Retirement Savings Plan; and 27,500 shares are Option Shares.

(11) Mr. Ciccarone has sole voting and investment power of 181,226 shares; and 19,000 shares are Option Shares.

(12) Mr. DeBaptiste has sole voting and investment power of 109,306 shares; and 21,000 shares are Option Shares.

(13) Mr. Waldron has sole voting and investment power of 200 shares. Mr. Waldron shares, with his wife, voting and investment power of 8,640 shares; and 7,000 shares are Option Shares.

(14) Mr. Clarke shares, with his wife, voting and investment power of 6,000 shares; and 21,000 shares are Option Shares.

(15) Mr. Peirce has sole voting and investment power of 20,250 shares, including 2,000 shares held in an IRA account; and 17,000 shares are Option Shares.

(16) Mr. Halsted has sole voting and investment power of 6,356 shares; 2,400 shares are owned by the Gawthrop, Greenwood & Halsted Profit Sharing Plan, of which Mr. Halsted is a trustee; 400 shares are owned by Abstracting Company of Chester County, of which Mr. Halsted is a shareholder and a director; Mr. Halsted's wife has sole voting and investment power of 485 shares; and 21,000 shares are Option Shares.

(17) Ms. Hanson has sole voting and investment power of 2,566 shares; and 20,000 shares are Option Shares.

(18) Mrs. MacElree has sole voting and investment power of 209,458 shares; and Mr. MacElree has sole voting and investment power of 49,923 shares. Mrs. MacElree disclaims that she is the beneficial owner of any shares owned by Mr. MacElree, and Mr. MacElree disclaims that he is the beneficial owner of any shares owned by Mrs. MacElree.

(19) According to a Schedule 13G/A jointly filed with the SEC on February 14, 2005 by Banc Fund IV L.P. ("BF IV"), an Illinois Limited Partnership, Banc Fund V L.P. ("BF V"), an Illinois Limited Partnership, and Banc Fund VI L.P. ("BF VI"), an Illinois Limited Partnership (collectively, the "Reporting Persons"), the Reporting Persons beneficially owned, in the aggregate, 393,281 shares at December 31, 2004. Charles J. Moore is the manager of the investment decisions for each of BF IV, BF V, and BF VI. As manager, Mr. Moore has voting and investment power over the securities of the Corporation held by the Reporting Persons.

(20) Of the total shares beneficially owned by all directors and executive officers as a group, 330,533 shares are Option Shares.

                GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

         There were eight meetings of the Board of Directors of the Corporation during 2004. Each incumbent director attended at least 75% of the aggregate of
(1) the total number of meetings of the Board of Directors of the Corporation held during the period in which such incumbent was a director, and (2) the total number of meetings held by all committees of the Board of Directors of the Corporation on which such incumbent served during the period in which such incumbent served as a member of such committee or committees. Each Director of the Corporation is also a Director of the Bank. All members of the Board of Directors are strongly encouraged, but not required, to attend the Corporation's annual meetings of shareholders.

         Directors who are not also officers of the Corporation or Bank (each a "non-employee director") generally received a fee of $500 for each Corporation or Bank Board meeting attended and $300 for each committee meeting attended. Each director also received a $1,500 quarterly retainer. Additionally, a quarterly fee of $250 was paid to Mr. Waldron in 2004 for serving as the Secretary of the Board, and a quarterly fee of $750 was paid to Mr. Clarke in 2004 for serving as the Chairman of the Audit Committee. In 2004, each non-employee director also received a $1,500 bonus.

         The Corporation has a standing Audit Committee. The Audit Committee consists of the following members: M. Robert Clarke (Chairman), Clifford E. DeBaptiste, David L. Peirce, J. Carol Hanson, and Edward A. Leo. In the opinion of the Board of Directors, each of the members of the Audit Committee is independent as defined by Rule 4200 of the Nasdaq listing standards (the "Nasdaq Listing Standards"). A copy of the Audit Committee Charter is not presently available on the Corporation's website; however, a copy of the Charter was filed with the Securities and Exchange Commission (the "SEC") as Appendix A to last year's Proxy Statement filed on March 15, 2004. The Audit Committee is responsible for monitoring the integrity of the Corporation's financial reporting process and systems of internal controls for finance, accounting and regulatory compliance and reviewing the independence and performance of the Corporation's independent auditors and internal auditing functions, and related matters. The Audit Committee held four meetings during 2004. The Board of Directors has determined that the Audit Committee does not have an audit committee financial expert (as that term is defined in Item 401(h) of Regulation S-K of the regulations promulgated by the SEC) serving on the Committee. Each member of the Audit Committee has substantial business experience that results in the individual member's financial sophistication. Consequently, the Board of Directors believes that the Directors who serve on the Audit Committee have sufficient knowledge and experience to fulfill the responsibilities of the Committee.

         The Corporation has a standing Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists of the following members: John S. Halsted (Chairman), M. Robert Clarke, and J. Carol Hanson. In the opinion of the Board of Directors, each of the members of the Corporate Governance and Nominating Committee is independent as defined by the Nasdaq Listing Standards. A copy of the Corporate Governance and Nominating Committee Charter is not presently available on the Corporation's website; however, a copy of the Charter was filed with the SEC as Appendix B to last year's Proxy Statement filed on March 15, 2004. The principal function of the Corporate Governance and Nominating Committee with respect to nominations is to review and select candidates for nomination to the Board of Directors. The Corporate Governance and Nominating Committee is responsible for (1) identifying qualified individuals to become members of the Corporation's Board of Directors,
(2) select the director nominees to be presented for election at each annual meeting of shareholders, and (3) review, evaluate and recommend changes to the Corporation's corporate governance practices. The Corporate Governance and Nominating Committee held six meetings during 2004. See "Description of Nominating Process and Director Qualifications" for information regarding the process for identifying and evaluating nominees, procedures for shareholder nominations and director qualifications.

         The Corporation does not have a standing Compensation Committee. The Board of Directors of the Bank, however, has a standing Personnel and Compensation Committee that makes recommendations regarding the compensation of the executive officers to the Board of Directors of the Corporation. The Personnel and Compensation Committee consists of the following members: Messrs. Peirce (Chairman), DeBaptiste, Waldron, and Clarke. In the opinion of the Board of Directors, each of the members of the Personnel and Compensation Committee is independent as defined by Rule 4200 of the Nasdaq Listing Standards.

                              ELECTION OF DIRECTORS

         The Corporation's Articles of Incorporation provide that the Board of Directors shall be divided into three classes and shall consist of not less than five nor more than 25 members, as fixed from time to time by the Board of Directors. The Board of Directors has fixed the number of directors at ten, three of whom are to be Class I Directors, three of whom are to be Class II Directors and four of whom are to be Class III Directors. The Class I Directors are serving a three-year term until the 2006 Annual Meeting, the Class II Directors are serving a three-year term until the 2007 Annual Meeting, and the Class III Directors are serving a three-year term until the 2005 Annual Meeting, and, in each case, until his or her earlier resignation or removal or until a successor has been elected and qualified.

         The Board of Directors presently consists of ten directors. At the Annual Meeting, four Class III directors will be elected to serve until the 2008 Annual Meeting and until their respective successors have been elected and qualified. The intention of the persons named in the proxy, unless otherwise directed, is to vote all proxies in favor of the election to the Board of Directors for the nominees listed below.

         The four nominees receiving the highest number of votes cast by the holders of the Common Stock present or represented at the Annual Meeting and entitled to vote thereat, shall be elected as Class III directors. Withheld votes will have no effect on the outcome of the vote for the election of directors. Brokers holding shares of Common Stock in street name who do not receive voting instructions from the beneficial owners of such shares may return a signed proxy for such shares and direct the voting of the shares.

         The names of the nominees for Class III directors of the Corporation, their ages and certain other information as of March 3, 2005, is set forth as follows:

John A. Featherman, III, 66, has been Chairman of the Boards of the Corporation and the Bank and Chief Executive Officer of the Corporation and the Bank since 2003, and a director of the Corporation and the Bank since 1985. Mr. Featherman is an attorney and was formerly a principal of the law firm of MacElree Harvey, Ltd.

John Halsted, 71, has been a director of the Corporation and the Bank since 1991. Mr. Halsted is an attorney and a principal of the law firm of Gawthrop, Greenwood & Halsted, P.C. Mr. Halsted also currently serves as solicitor of Chester County.

J. Carol Hanson, 57, has been a director of the Corporation and the Bank since 1995. Ms. Hanson is Executive Director of Barclay Friends Corporation, a long term care facility.

Edward A. Leo, 57, has been a director of the Corporation and the Bank since January 2005. Mr. Leo has been the Chairman of the Board and Chief Executive Officer of Country Fresh Mushroom Co., a packer and distributor of mushrooms and mushroom products, and the Managing Member of John C. Leo & Son, LLC, a grower of fresh mushrooms, since 2000. Prior becoming a director, Mr. Leo was employed on various other management and administrative positions with Country Fresh Mushrooms, John C. Leo and Sons and Laurel Valley Farms, a producer of compost and other soil products. Mr. Leo has also served as a Member of the Board of the Chester County Economic Development Council since 2003.

         Each of the nominees was recommended by the Corporate Governance and Nominating Committee, Chief Executive Officer, and President and unanimously approved by the Board of Directors.

Recommendation of the Board of Directors

         The Board of Directors unanimously recommends the slate of nominees for election as Class III directors to the shareholders and recommends that the shareholders vote FOR the election of such slate of nominees as Class III directors of the Board of Directors of the Corporation.

          DESCRIPTION OF NOMINATING PROCESS AND DIRECTOR QUALIFICATIONS

         The Board of Directors has established a process that the Corporate Governance and Nominating Committee uses for identifying and evaluating nominees for director. Annually, the Corporate Governance and Nominating Committee considers the qualifications of existing directors to stand for re-election. If the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Corporate Governance and Nominating Committee will then initiate a search, working with staff support and seeking input from other directors and senior Management, considering nominees previously submitted by shareholders, if any, and, if deemed necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will then prioritize the candidates and determine if the Corporate Governance and Nominating Committee members, other directors or Senior Management have relationships with the preferred candidates and can initiate contacts. If not, contact would be initiated by a search firm. The Chairman, CEO and at least one member of the Corporate Governance and Nominating Committee will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the Corporate Governance and Nominating Committee for final evaluation. The Corporate Governance and Nominating Committee will meet to consider such recommendations and to approve the final candidate. The Corporate Governance and Nominating Committee will evaluate all nominees for director, including nominees recommended by a shareholder, on the same basis.

         The Corporate Governance and Nominating Committee will consider director candidates recommended by the Corporation's shareholders. Pursuant to policies adopted by the Board of Directors, recommendations with regard to nominees for election to the Board of Directors at future annual meetings of shareholders may be submitted by any shareholder entitled to vote for the election of directors in writing, received by the Secretary of the Corporation at least 60 days prior to the date on which the Corporation first mailed its proxy materials for the prior year's annual meeting of shareholders, or, if the Corporation did not have an annual meeting of shareholders in the prior year, 90 days prior to the date of the annual meeting. Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee,
(iii) the number of shares of common stock of the Corporation which are beneficially owned by each such nominee, (iv) the qualifications of such nominee for service on the Board of Directors, (v) the name and residence address of the proposing shareholder(s), and (vi) the number of shares of common stock owned by the proposing shareholder(s).

         In connection with the adoption of the Corporate Governance and Nominating Committee Charter, the Corporation's Board of Directors established certain minimum qualifications for board members, including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills,
(3) high moral character and personal and professional integrity, (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation, and (5) independence. In addition, the Corporate Governance and Nominating Committee may consider a variety of other qualities and skills, including (A) expertise in banking, investments and other businesses in which the Corporation and its subsidiaries may engage, (B) the ability to exercise independent decision-making, (C) the absence of conflicts of interest, (D) diversity of gender, ethnic background, and experience, (E) business development and public relations expertise, (F) leadership within the communities served by the Bank as demonstrated by employment in businesses, professional activities or non-profit services that are held in high regard within these communities, and (G) the ability to work effectively with other directors in collectively serving the long-term interests of all shareholders. Nominees must also meet any applicable requirements of SEC regulations, state law, and the Corporation's charter and bylaws.

                        DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below are the names and ages of the directors and executive officers of the Corporation and the Bank, their positions with the Corporation and the Bank, their principal occupations during the past five years and their directorships with other companies which are subject to the reporting requirements of Federal securities laws:

                                    DIRECTORS

John J. Ciccarone, 76, has been a director of the Corporation and the Bank since 1987. Mr. Ciccarone is President of Omega Industries, Inc., a real estate development company.

Clifford E. DeBaptiste, 80, has been a director of the Corporation since 1984 and a director of the Bank since 1975. Mr. DeBaptiste is Chairman, Supervisor and Director of DeBaptiste Funeral Homes, Inc.

John B. Waldron, 74, has been a director of the Corporation since 1984 and a director of the Bank since 1981. Mr. Waldron is an agent of Arthur Hall Insurance Group and former owner of John B. Waldron Insurance Agency.

David L. Peirce, 76, has been a director of the Corporation since 1984 and a director of the Bank since 1973. Mr. Peirce is currently retired. He was previously President and CEO of Denney-Reyburn Company, a paper converter.

M. Robert Clarke, 58, has been a director of the Corporation and the Bank since 1993. Mr. Clarke is president of Clarke, Nicolini and Associates, Ltd. Mr. Clarke is a Certified Public Accountant.

Kevin C. Quinn, 50, has been a director of the Corporation and the Bank since 2003. Mr. Quinn also has served as President of the Corporation and the Bank since 2003. Previously, Mr. Quinn had served as Chief Operating Officer of the Bank from 2002 to 2003, Executive Vice President from 1998 to 2002, and as Senior Vice President-Financial Management Services Department from 1988 to 1998.

John A. Featherman, III, 66, see "Election of Directors" for additional biographical information.

John Halsted, 71, see "Election of Directors" for additional biographical information.

J. Carol Hanson, 57, see "Election of Directors" for additional biographical information.

Edward A. Leo, 57, see "Election of Directors" for additional biographical information.

                               EXECUTIVE OFFICERS

John A. Featherman, III, 66, see "Election of Directors" for additional biographical information.

Kevin C. Quinn, 50, see "Directors and Executive Officers - Directors" for additional biographical information.

Linda M. Hicks, 51, has served as Executive Vice President-Trust and Investment Services of the Bank since 2002. Ms. Hicks had served the Bank as Senior Vice President-Trust and Investment Services from 1998 to 2002 and as Vice President from 1990 to 1998.

Deborah R. Pierce, 51, has served as Executive Vice President-Human Resources of the Bank since March 2005. Prior to joining the Bank, Ms. Pierce served as Director-Employment Practices for The Home Depot, Inc. from 2004 to 2005. Ms. Pierce served as a certified mediator and arbitrator in Cook County, Chicago from 2002 to 2004. Ms. Pierce also served as Vice President-Employment Law and Practices for Sears, Roebuck and Co. from 1999 to 2001. Prior to 1999, Ms. Pierce was employed in various legal and labor-related positions with the U.S. Department of Labor, Campbell Soup Co., Continental Airlines, Inc., and E.I. Dupont de Nemours and Co.

Anthony J. Poluch, 47, has served as Executive Vice President-Business Development of the Bank since 2004. Mr. Poluch served the Bank as Senior Vice President-Business Development since 2000 and as Vice President-Business Development from 1993 to 2000.

J. Duncan Smith, 46, has served as Executive Vice President-Financial Support Services of the Bank since 1998. Mr. Smith had served the Bank as Senior Vice President-Finance and Accounting from 1996 to 1998 and as Vice President and Comptroller of the Bank since 1993. Mr. Smith has also served as Treasurer of the Corporation since 1993 and as its Chief Financial Officer since 2004. Mr. Smith has tendered his resignation to be effective on March 18, 2005.

Michelle E. Venema, 42, has served as Executive Vice President-Business Banking of the Bank since 2004. Ms. Venema had served as Senior Vice President-Commercial Lending of the Bank from 2002 to 2005. Prior to joining the Bank, Ms. Venema served as Vice President-Commercial Lending of Malvern Federal Savings Bank from 2001 to 2002. Ms. Venema served as Vice President-Commercial Lending of Progress Bank from 1999 to 2001. Ms. Venema had also served as Vice President-Marketing and Development of the Bank from 1997 to 1999 and as Vice President-Commercial Lending from 1987 to 1999.


                                SENIOR MANAGEMENT

Thomas A. Imler, 53, has served as Senior Vice President-Business Development, Trusts and Investments of the Bank since January 2005. Mr. Imler had served as Vice President-Senior Business Development Officer since joining the Bank in 2004. Prior to joining the Bank, Mr. Imler served as Regional Sales Manager for Talbot Financial Services from 1998 to 2004.

Richard W. Kaufmann, 57, has served as Senior Vice President-Credit Administration and Credit Policy Officer of the Bank since 2002. Mr. Kaufmann had served the Bank as Senior Vice President-Commercial Loan Department from 1998 to 2002 and Vice President-Commercial Lending from 1996 to 1998.

James McLaughlin, 55, has served as Senior Vice President-Commercial Mortgage of the Bank in 2002. Mr. McLaughlin had served as Vice President-Commercial Mortgage from 1999 to 2002. Prior to joining the Bank, Mr. McLaughlin was self employed as a Real Estate Broker from 1997 to 1999.

T. Benjamin Marsho, 36, has served the Bank as Senior Vice President-Controller since 2004. Mr. Marsho had served the Bank as Vice President-Controller from 1999 to 2004 and Assistant Vice President-Assistant Controller from 1997 to 1999. Mr. Marsho has also served as the Assistant Treasurer of the Corporation since 1996.

Richard M. O'Donnell, 53, has served as Senior Vice President-Branch Administration/Retail Banking of the Bank in 2001. Mr. O'Donnell had served the Bank as Vice President-Branch Administration/Retail Banking from 1997 to 2001.

Andrew Stump,40, has served as Senior Vice President-Commercial Lending of the Bank since February 2005. Prior to joining the Bank, Mr. Stump served as Vice President and Manager of Commercial Lending for Malvern Federal Savings Bank from 1997 and 2005. Mr. Stump held lending positions with Provident Bank of Maryland from 1992 to 1997 and the First National Bank of Maryland from 1986 to 1992.

Patricia Travaglini, 45, has served as Senior Vice President-Residential Lending of the Bank since 2001. Ms. Travaglini had served the Bank as Vice President-Residential Lending from 1997 to 2001.

         There are no family relationships between any director, executive officer or person nominated or chosen by the Corporation to serve as a director or executive officer.

Code of Ethics

         The Corporation has adopted a code of ethics (as that term is defined in Item 406 of Regulation S-K of the regulations promulgated by the SEC) that applies to the principal executive officer, principal financial officer, principal accounting officer or controller and all other employees. The Corporation's code of ethics is available as an exhibit to our annual report on Form 10-K for the year ended December 31, 2004.

                             EXECUTIVE COMPENSATION

         The following table sets forth a summary of compensation paid or accrued by the Corporation for services rendered for each of the last three fiscal years by the Chief Executive Officer of the Corporation, the four other most highly compensated executive officers of the Corporation or the Bank, and two former executive officers of the Corporation or Bank (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                   Annual Compensation                      Long Term Compensation
                                          ----------------------------------------       ---------------------------

         Name and                                                     Other Annual        Stock           All Other
        Principal                         Salary          Bonus       Compensation       Options     Compensation
         Position             Year        ($)(1)         ($)(2)          ($)(3)          (#)(4)            ($)(5)
         --------             ----        ---            ---             ---             ---               ---

John A. Featherman, III,      2004        $300,000      $     125          --                --              $27,497
CEO and Chairman of the       2003          31,154             --          --                --                  731
Corporation and the Bank      2002              --             --          --                --                   --

Kevin C. Quinn,               2004        $225,000          $ 125          --                --              $26,913
President of the              2003         180,250         10,000          --                --               24,498
Corporation and the Bank      2002         155,000         21,258          --             4,500               28,088


J. Duncan Smith,              2004        $159,434      $   5,125          --                --              $20,548
Treasurer and CFO of the      2003         139,256          5,000          --                --               19,343
Corporation and EVP of        2002         135,200         17,436          --             3,000               26,701
the Bank(6)

Linda M. Hicks,               2004        $120,051      $   2,625          --                --              $14,043
EVP of the Bank               2003         105,105          5,000          --                --               13,512
                              2002         102,040          1,749          --             3,000               12,355

Michelle E. Venema,           2004        $119,920      $   6,125          --                --              $14,590
EVP of the Bank               2003         103,000          3,000          --                --               14,157
                              2002         100,000             --          --             1,500                3,000

Peter J. D'Angelo,            2004        $141,331      $     125          --                --              $17,556
Former EVP of the Bank        2003         139,256          3,000          --                --               17,787
                              2002         135,200             --          --             3,000               25,143

David W. Glarner,             2004        $140,478      $     125          --                --              $17,356
Former EVP of the Bank        2003         134,559          5,000          --                --               14,601
                              2002         130,640         19,364          --             3,000               22,253

--------------------

(1) Amounts shown include cash compensation earned and accrued by the Named Executive Officers as well as amounts earned but deferred at the election of such officers.

(2) In 2005, Messrs. Featherman, Quinn, and Smith, Ms. Hicks and Ms. Venema were paid bonuses of $46,530, $23,648, $5,000, $5,000 and $5,000, respectively, for performance in 2004. In 2004, Messrs. Featherman, Quinn, D'Angelo, Glarner, and Smith, Ms. Hicks and Ms. Venema were paid bonuses of $125, $125, $125, $125, $5,125, $2,625, and $5,125,
         respectively based on performance in 2003. Ms. Venema also was paid a promotional bonus of $1,000 in 2003. In 2003, Messrs. Quinn, Smith, D'Angelo, and Glarner, Ms. Hicks and Ms. Venema were paid bonuses of $10,000, $5,000, $3,000, $5,000, $5,000 and $3,000, respectively, based on performance in 2002. In 2002, Messrs. Quinn, Smith and Glarner were paid bonuses of $17,782, $17,436 and $17,604, respectively, based upon performance in 2001. Also in 2002, Messrs. Quinn and Glarner and Ms. Hicks were paid promotional bonuses of $3,476, $1,760, and $1,749, respectively.

(3) The value of amounts paid for perquisites and other personal benefits, securities or property paid to any of the Named Executive Officers does not exceed 10% of the total of annual salary and bonus reported for each such person.

(4) Amounts shown reflect the number of shares underlying options granted in the specified year. See "Stock Options."

(5) Amounts shown for 2004 include: (i) contributions to a qualified defined contribution plan for the benefit of Messrs. Featherman, Quinn, Smith, D'Angelo, and Glarner, Ms. Hicks and Ms. Venema of $11,400, $11,400, $9,133, $8,084, $8,033, $6,342 and $6,295 respectively; (ii)
         contributions to non-qualified, supplemental retirement plans for the benefit of Messrs. Featherman, Quinn, Smith, D'Angelo and Glarner, Ms. Hicks and Ms. Venema of $9,000, $6,750, $4,800, $3,856, $3,726, $3,600
         and $3,900 respectively; (iii) matching contributions to the 401(k) plan accounts of Messrs. Featherman, Quinn, Smith, D'Angelo and Glarner, Ms. Hicks and Ms. Venema of $7,097, $8,763, $6,615, $5,616,
         $5,597, $4,101 and $4,395 respectively.

(6) Mr. Smith has tendered his resignation to be effective on March 18, 2005.

Stock Options

         The Corporation made no grants of stock options during the Corporation's fiscal year ended December 31, 2004, to the Named Executive Officers of the Corporation.

Exercise of Options

         The following table sets forth information regarding the exercise of stock options and the value of any unexercised stock options of each of the Named Executive Officers of the Corporation during the fiscal year ended December 31, 2004:

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

                                                                  Number of Securities         Value of Unexercised
                              Shares                             Underlying Unexercised       In-the-Money Options at
                             Acquired            Value         Options at Fiscal Year End       Fiscal Year End (1)
Name                        on Exercise         Realized         Vested        Unvested         Vested       Unvested
----                        -----------         --------         ------        --------         ------       --------

John A. Featherman             2,000            $33,540          19,000           --           $224,084         --
Kevin C. Quinn                    --                 --          38,500           --            467,451         --
J. Duncan Smith                4,000             64,160          33,000           --            384,653         --
Linda M. Hicks                    --                 --          17,000           --            194,125         --
Michelle E. Venema                --                 --           1,500           --             18,338         --
Peter J. D'Angelo              4,000             69,060          37,000           --            449,113         --
David W. Glarner               2,200             40,678          27,500           --            339,015         --

-------------

(1) Based upon the average bid and asked prices for the Common Stock on December 31, 2004 of $27.225 as quoted by F.J. Morrissey & Co., less the exercise price.

Employment Agreements

         Effective November 23, 2003, Messrs. Featherman and Quinn (collectively, the "Senior Executives") and the Corporation and the Bank (collectively referred to in this section as the "Corporation") entered into employment agreements. The provisions of each of the employment agreements are substantially the same except for specific items relating to the Senior Executive's positions, responsibilities, compensation and benefits. The following discussion, therefore, describes each of the agreements which are referred to as the "Senior Executive Agreements").

         The Senior Executive Agreements are for a period of about three years, terminating on December 31, 2006, unless terminated earlier in accordance with their terms. Pursuant to their respective Agreements, Mr. Featherman is serving as the Chief Executive Officer of the Corporation and the Bank, and Mr. Quinn is serving as the President of the Corporation and the Bank. During the term of the Senior Executive Agreements, the Senior Executives' employment shall continue in the same positions. As compensation under the Senior Executive Agreements, the Senior Executives receive salaries and benefits as determined by the Board of Directors from time to time, but which may not be materially different from that which they received as of the date of the Senior Executive Agreements.

         If the Corporation breaches one of the Senior Executive Agreements, the affected Senior Executive may leave the Corporation's employ and have no further liability or obligation under the applicable Agreement, and the Corporation will be obligated to continue to pay the salary and benefits being paid at the time of the breach for the remaining term of the applicable Agreement. The Senior Executives may also terminate their respective Agreements upon ninety days prior written notice, and the Corporation shall have no further obligation to pay a salary and benefits to the terminating Senior Executive, other than salary and benefits which have accrued but remain unpaid at the termination. The Corporation may terminate Mr. Featherman or Mr. Quinn upon (i) a breach of the Senior Executive Agreement by the respective Senior Executive that is not cured within 30 days from receipt of notice of such breach, or (ii) his conviction of a crime which is a felony and involves theft, embezzlement, breach of fiduciary duty or similar crime involving moral turpitude. During the term of the Senior Executive Agreements and for one year thereafter, the Senior Executive may not be employed by any other bank or financial institution doing business in Chester County, Pennsylvania, or elsewhere, unless the Agreement is terminated by the Senior Executive due to breach of the Agreement by the Corporation or if the Senior Executive's employment is terminated due to a "change of control" as defined in the Senior Executive Agreements. If the Senior Executive's employment is terminated by the Corporation other than for cause or by the officer, in either case within two years after a change of control, then the Corporation is obligated to continue to provide the Senior Executive with compensation and benefits for the longer of the remainder of the term or for two years after such termination.

         Effective December 1, 1999, Mr. Smith entered into an employment agreement (the "Executive Agreement") with the Bank. The Executive Agreement was initially for a three-year term, automatically renewing for successive one-year periods in the event the Executive continued in the full-time employment of the Bank after the initial three-year term. The present expiration of the Executive Agreement is November 30, 2005. As compensation under the Executive Agreement, Mr. Smith receives salary and benefits as fixed from time to time, but which may not be less that the compensation or benefits that he received as of the date of the Executive Agreement. Mr. Smith may terminate his Executive Agreement upon the breach of the Executive Agreement by the Bank which is not cured within 30 days from receipt of notice of such breach. The Bank may also terminate the Executive Agreement upon Mr. Smith's failure to perform his duties which is not cured within thirty days from receipt of notice of such deficiencies. In these cases, the Bank will be obligated to continue to provide Mr. Smith compensation and benefits for a period of one year on the terms and conditions at which such compensation and benefits are being paid on the date on which the breach of the Executive Agreement occurred or the date on which Mr. Smith was terminated.

         Mr. Smith may also terminate his Executive Agreement upon written notice to the President, and the Bank may terminate the Executive Agreement at any time for cause. In these cases, the Bank will be under no obligation to pay any compensation or benefits to Mr. Smith following the effective date of termination, except that the Bank will remain liable to pay compensation and benefits which have accrued but which remain unpaid or unfurnished as of the effective date of termination. During the term of the Executive Agreement, and for a period of one year following the termination thereof, Mr. Smith will be subject to restrictive covenants regarding future employment, non-competition and solicitation of Bank employees. On February 18, 2005, Mr. Smith gave notice to the President of the Bank that he is terminating his Executive Agreement effective March 18, 2005.

         Upon her employment with the Bank, Ms. Pierce entered into a Change of Control Agreement with the Bank. The Change of Control Agreement will continue in effect as long as Ms. Pierce is actively employed by the Bank. Pursuant to the Change of Control Agreement, should Ms. Pierce's employment be terminated without "cause" as defined in the Agreement, or if she terminates her employment for "good reason" as defined in the Agreement, at any time within two years following a change of control, she will receive certain termination benefits. The termination benefits consist principally of the continuation of her then current base salary and fringe benefits for a period of one year from her termination and payment of any bonus she would otherwise be eligible to receive for the one year period following her termination.

         On November 24, 2004, the Bank entered into separation agreements with Messrs. D'Angelo and Glarner in connection with their termination as executive officers of the Bank. Under the terms of these agreements, Messrs. D'Angelo and Glarner are entitled to receive severance payments on the Bank's regular payroll cycle based upon their annualized salaries ($139,256 and $134,559, respectively) and benefits contribution ($25,185 and $30,149, respectively) at the time of separation for a period of one year. In addition, under the separation agreements each of Messrs. D'Angelo and Glarner will continue to receive a monthly car allowance of $700 per month, and Mr. Glarner will receive reimbursement of payments made for COBRA benefits, in each case for one year. In addition, on November 26 and November 24, 2004, respectively, the Bank entered into agreements with Messrs. D'Angelo and Glarner (collectively, the "2004 Agreements") pursuant to which each of them are employed as officers of the Bank. Each of the 2004 Agreements will continue in force until either the officer or the Bank gives notice of termination, which notice shall be at least 14 days prior to the effective date of termination. As compensation under the 2004 Agreements, the officers receive salary, benefits and car allowance, and may be eligible to receive incentive compensation, as determined from time to time. Amounts paid to, and benefits received by, Messrs. D'Angelo and Glarner during the first twelve months following the commencement of the 2004 Agreements shall offset amounts due to each such officer pursuant to their respective separation agreements.

Report on Executive Compensation

         The Personnel and Compensation Committee is charged with the responsibility to review the compensation levels and composition of Management, evaluate the performance of Management and consider Management succession and related matters. In addition, the Committee administers the Corporation's various employee benefits plans and reviews employee benefits. The Committee reviews in detail with the Board of Directors of the Corporation and the Bank all aspects of compensation for Senior Management of the Corporation and the Bank. The Committee is responsible for setting and administering the salaries and the annual bonus plans that govern the compensation paid to Management of the Corporation and the Bank, except that the full Board of Directors of the Corporation is responsible for approving the salaries and bonuses paid to Senior Management. The CEO and the President do not participate in the discussion of their compensation and abstain from decisions regarding their compensation. The members of the Personnel and Compensation Committee and the members of the Board of Directors of the Corporation who approve the compensation of the CEO and the President are independent as that term is defined by Rule 4200 of the Nasdaq Listing Standards.

         The key components of our compensation program are base salary and annual performance incentive awards. These components are administered with the goal of providing total compensation that is competitive in the marketplace but require achievement of key performance objectives in order for total compensation to be in the mid-range of our peers. The quantitative performance objectives for each of our executive officers including our CEO are Net Income, Return on Assets and Return on Equity. Subjective considerations are based upon the Committee's evaluation of each officer's contribution to the accomplishment of the Corporation's goals and objectives as established by the Board of Directors.

         In November 2003, in connection with the appointment of our new CEO and new President, the Personnel and Compensation Committee retained Peter R. Johnson and Company, a human resources professional service firm, to evaluate the salaries paid to the chief executive officers and presidents of banks with whom First National would compete for such Management talent. Geographically, the sample of banks was limited to Pennsylvania, New Jersey, and Maryland. Total assets of these institutions ranged from $647 million to $1.0 billion. Our decisions regarding the compensation of the CEO and President in 2005 were guided by an update of that survey.

         The base salaries of our CEO and our President in 2004 and 2005 were set so as to be in a competitive range with potential to make a significant bonus upon the attainment of certain performance goals. Based upon the Committee's evaluation of the foregoing factors, our CEO's base salary was set at $300,000 during 2004 and was increased to $330,000 for 2005. In addition, Mr. Featherman received a bonus of $46,530 based upon the Corporation's 2004 performance. Mr. Featherman also received perquisites and other benefits pursuant to his rights under his Employment Agreement with the Corporation and the Bank which is described elsewhere in the Proxy Statement. The Committee and the Board consider Mr. Featherman's total compensation to be competitive and appropriate in light of the Corporation's performance and Mr. Featherman's leadership of the Corporation during its transition following the death of the Corporation's former CEO, Charles Swope. Throughout 2004, Mr. Featherman played a critical role in continuing to position the Bank for success as an independent bank. The Committee and the Board expect Mr. Featherman's leadership to continue to advance this corporate objective.

         The base salaries and bonus potential for our other executive officers is evaluated annually and recommended to the Committee by the CEO and President. In addition to the quantitative and subjective factors described above, the Committee considers the relative responsibilities of each position and information regarding competitive salaries collected by the Human Resources Department of the Bank through its hiring initiatives.

         By the Board of Directors of the Corporation and the Personnel and Compensation Committee of the Bank:
         David L. Peirce, Chairman
         Clifford E. DeBaptiste
         John B. Waldron
         M. Robert Clarke

Compensation Committee Interlocks and Insider Participation

         The Chief Executive Officer and the President participate in the deliberations of the Board of Directors of the Corporation regarding the compensation of all executive officers except themselves.

         The Personnel and Compensation Committee of the Bank consists of Messrs. Peirce (Chairman), DeBaptiste, Waldron and Clarke. No member of the Compensation Committee is or was a former or current officer or employee of the Corporation or the Bank during his tenure on the Committee. Mr. Waldron is an agent of the Insurance Agency of Arthur Hall Insurance Group, an insurance agent utilized by the Corporation and the Bank during 2004 and expected to be utilized in 2005. Gross premiums billed through the Arthur Hall Insurance Group in 2004 were $378,940.

Report by the Audit Committee

         The Audit Committee oversees the Corporation's financial reporting process on behalf of the Board of Directors. In that connection, the Committee, along with the Board of Directors, has formally adopted an Audit Committee Charter setting forth its responsibilities. A copy of the Charter as amended and restated in 2004, was filed with the SEC as Appendix A to last year's Proxy Statement filed on March 15, 2004.

         Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements that are included in the Annual Report with Management, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

         The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, the matters required to be discussed by SAS 61 (Communications with Audit Committee, codification of Statements on Auditing Standards, AU ss. 380). In addition, the Committee has discussed with the firm its independence from Management and the Corporation, including the matters in the written disclosures received from the firm as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the firm's independence.

         The Committee discussed with the Corporation's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the firm, with and without Management present, to discuss the results of their examinations, their evaluations of the Corporation's internal controls and the overall quality of the Corporation's financial reporting. The Committee held four meetings during the year in addition to reviewing the quarterly results with the financial auditors prior to press release.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC. The Committee and the Board of Directors have also approved the selection of the Corporation's independent registered public accounting firm.

                                                      Audit Committee:
                                                      M. Robert Clarke, Chairman
                                                      Clifford E. DeBaptiste
                                                      David L. Peirce
                                                      J. Carol Hanson
                                                      Edward A. Leo

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) reports that they file.

         Based solely on review of the copies of such forms furnished to the Corporation, or written representations that no Forms 5 were required, the Corporation believes that, during 2004, all Section 16(a) reports required to be filed by its officers, directors and greater than ten-percent beneficial owners were timely filed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Some of the directors and executive officers of the Corporation, as well as members of their families and companies with which they are associated, were customers of and had banking transactions with the Bank in the ordinary course of its business during 2005. All loans and commitments to lend money extended to such parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of Management, the loans and commitments do not involve more than a normal risk of collectability or present other unfavorable features.

         The law firm of MacElree Harvey, Ltd., of which Mr. Featherman, CEO, was formerly a principal, was retained by the Corporation and the Bank as counsel during 2004 and has been retained in 2005. Fees paid to MacElree Harvey by or on behalf of the Corporation or the Bank during 2004 were $394,450.

         The law firm of Gawthrop, Greenwood, and Halsted, of which Mr. Halsted, Director, is a principal, was retained by the Corporation and Bank as counsel during 2004 and has been retained in 2005.

         The Insurance Agency of Arthur Hall Insurance Group, for which Mr. Waldron, a director of the Corporation and the Bank, is an agent, was utilized by the Corporation and the Bank during 2005 and is expected to be utilized in 2005. Gross premiums billed through the Arthur Hall Insurance Group in 2004 were $378,940.

                        SHAREHOLDER COMMUNICATION POLICY

         The Corporation has established procedures for shareholders to communicate directly with the Board of Directors on a confidential basis. Shareholders who wish to communicate with the Board or with a particular director may send a letter to the Secretary of the Corporation at 9 North High Street, P.O. Box 523, West Chester, PA 19380. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the directors addressed. To the extent that a shareholder wishes the communication to be confidential, such shareholder must clearly indicate on the envelope that the communication is "confidential." The Secretary will then forward such communication, unopened, to the Chairman of the Board of Directors.

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph illustrates a five year comparison of cumulative shareholder return on the Common Stock for each of the years ended December 31, 2000, 2001, 2002, 2003 and 2004 for: (i) the Corporation, (ii) the NASDAQ -Total US Index* (the "NASDAQ Index"), and (iii) the SNL $500 Million -- $1 Billion Bank Asset-Size Index.

                                [GRAPHIC OMITTED]


                                            1999         2000         2001         2002         2003         2004
                                            ----         ----         ----         ----         ----         ----

First Chester County Corporation           100.00        70.41        80.13        91.46       139.34       155.77
NASDAQ Index                               100.00        60.82        48.16        33.11        49.93        54.49
SNL $500 Million-$1 Billion Bank Index     100.00        95.72       124.18       158.54       228.61       259.07

      Source:  SNL Financial LC, Charlottesville, VA

--------
* The Nasdaq Index is a composite index comprised of all Nasdaq-listed companies incorporated in the United States.


                   APPROVAL OF THE 2005 RESTRICTED STOCK PLAN

        The Corporation's Board of Directors has approved the adoption of an equity compensation plan (the "Restricted Stock Plan" or the "Plan") pursuant to which the Corporation may from time to time award shares of the Corporation's common stock as additional compensation to officers, other employees, directors or consultants of the Corporation, the Bank or their subsidiaries. Such awards would be subject to approval of the Corporation's Stock Compensation Committee, and shares of stock awarded under the Plan would be subject to such restrictions as this Committee may determine at the time of such award.

        The purpose of the Plan is to provide additional incentives to persons who are selected to receive awards of stock under the Plan by providing them with the opportunity to acquire a proprietary interest in the Corporation through the ownership of the Corporation's common stock, par value $1.00 per share (the "Common Stock"). The Plan will thus promote the interests of the Corporation by providing an additional means to attract and retain key persons as directors, officers, other employees and consultants. The Company believes that directors, officers, other employees and consultants who are granted shares of Common Stock under the Plan will have a closer identification with the Corporation and will have greater commitment to the Corporation's success by virtue of their ability to participate in the Corporation's growth and earnings.

        Persons who may receive awards under the Plan include employees, directors and consultants of the Corporation, the Bank or any of their subsidiaries. Presently, the Corporation, Bank and their subsidiaries have 270 employees, ten directors, and approximately eight consultants. Participation in the Plan, however, will be selective as determined by the Stock Compensation Committee in the future. Participation may be based upon performance criteria and considerations, including a person's services and responsibilities, his or her present and potential contribution to the Corporation's success and such other factors as the Committee in its sole discretion may deem relevant. No criteria for participation has yet been established, so it is not possible to determine the benefits that may be awarded to any of the Corporation's directors, executive officers or other officers in the future or that would have been received by such persons in the last completed fiscal year if the Plan had been in effect at such time.

        The number of shares of common stock authorized for issuance under the Plan is 150,000 shares, subject to adjustment in certain circumstances. The Board of Directors or the Committee may amend, suspend or terminate the Plan at any time, provided that no such action shall affect or impair the rights of a recipient of an award previously granted under the Plan. A copy of the Plan is set forth as Appendix A to this Proxy Statement and is incorporated hereby into this discussion of the Plan.

         Although shareholder approval of the Plan is not required under state or federal law, the several major stock exchanges require shareholder approval of equity based compensation plans. The Corporation, therefore, believes that shareholder approval is consistent with current and evolving "best practices" of corporate governance and, accordingly, determined to submit the Plan for approval by the shareholders. Approval of the Plan requires the affirmative votes of the holders of a majority of the shares present in person or by proxy and entitled to vote at the 2005 Annual Meeting. Abstentions will have the same effect on the outcome of such vote as a "no" vote. If a broker holding shares of Common Stock for its customers in street name returns a signed proxy but does not receive voting instructions from the beneficial owners of such shares, the shares will be counted towards quorum but will not be voted. Such a "broker non-vote" would have the same effect on the outcome of such vote as a "no" vote.

Recommendation of the Board of Directors

         The Board of Directors recommends that the shareholders vote FOR the approval of the Plan.

                         RATIFICATION OF APPOINTMENT OF
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         The Audit Committee of the Board of Directors has selected the firm of Grant Thornton, LLP, as the Corporation's independent registered public accounting firm for the year ended December 31, 2005. This appointment will be submitted to the shareholders for ratification at the 2004 Annual Meeting. Appointment of the Corporation's independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Corporation believes, however, that shareholder ratification is consistent with current and evolving "best practices" of corporate governance and, accordingly, has determined to submit the appointment for ratification by the shareholders. Notwithstanding the approval of this proposal by the shareholders, the Audit Committee has the sole authority and responsibility to select, appoint, evaluate and, where appropriate, discharge and replace Grant Thornton as its independent registered public accounting firm. The Audit Committee is not bound to retain such firm, and notwithstanding the shareholders' rejection of such firm, the Audit Committee shall not be bound to replace such firm, where, in either case, the Audit Committee determines its decision regarding the firm to be in the best interests of the Corporation.

         For the year ended December 31, 2004, the Corporation paid the following amounts to Grant Thornton:

                                                                       2004                             2003
                                                                       ----                             ----

                  Audit Fees:                                        $321,000                         $115,500
                  Audit Related Fees:                                  22,800                            7,500
                  Tax Fees:                                            22,300                           19,800
                  All Other Fees:                                           0                                0

         The increase in audit fees in 2004 is largely attributed to an additional $173,500 related specifically to compliance with the Sarbanes-Oxley Act of 2002. Additional costs related to such compliance have been incurred in 2005 and will be incurred in the future.

         Tax Fees include fees for services relating to the preparation of the Corporation's tax returns, review of asset classifications for tax purposes, and assistance with an audit of sales and use taxes.

         The Audit Committee has considered whether the provision of the foregoing non-audit services is compatible with maintaining Grant Thornton's independence.

         A representative of Grant Thornton, LLP, is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he so desires.

         In accordance with Federal securities laws and regulation, the practice of the Audit Committee is to pre-approve all services to be rendered by the independent registered public accounting firm. The Audit Committee did not approve any services pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X of the regulations promulgated by the SEC.

         Ratification of this proposal requires the affirmative votes of the holders of a majority of the shares present in person or by proxy and entitled to vote at the 2005 Annual Meeting. Abstentions will have the same effect on the outcome of such vote as a "no" vote. If a broker holding shares of Common Stock for its customers in street name returns a signed proxy but does not receive voting instructions from the beneficial owners of such shares, the broker may direct the voting of such shares.

Recommendation of the Board of Directors

         The Board of Directors recommends that the shareholders vote FOR the ratification of Grant Thornton, LLP as the Corporation's independent registered public accounting firm for the year ending December 31, 2005.

                              SHAREHOLDER PROPOSALS

         Shareholders intending to submit proposals to be included in the Corporation's next proxy statement must send their proposals to the Secretary of the Corporation at 9 North High Street, West Chester, PA 19380 not later than November 17, 2005. Such proposals must relate to matters appropriate for shareholder action and be consistent with regulations of the SEC.

         Shareholders intending to present proposals at the next Annual Meeting of the Corporation and not intending to have such proposals included in the Corporation's next proxy statement must send their proposals to the Secretary of the Corporation at the address given in the prior paragraph not later than January 31, 2005. If notification of a shareholder proposal is not received by such date, the proxies may vote, in their discretion, any and all of the proxies received in this solicitation against such proposal.

                             ADDITIONAL INFORMATION

         The Corporation will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its annual report on Form 10-K, including the financial statements and financial statement schedules. Such report was filed with the SEC on or about March 16, 2005. Requests should be directed to Mr. John Stoddart, Shareholder Relations Officer, First Chester County Corporation, 9 North High Street, West Chester, Pennsylvania 19380.

                                              By Order of the Board of Directors


                                              /s/ John B. Waldron
                                              ----------------------------------
                                              John B. Waldron
                                              Secretary

West Chester, Pennsylvania
March 18, 2005

                                   Appendix A
                              Restricted Stock Plan

                        FIRST CHESTER COUNTY CORPORATION
                           2005 RESTRICTED STOCK PLAN

1.       Purpose

         The purpose of this Restricted Stock Plan is to provide selected employees, directors and consultants of First Chester County Corporation (the "Corporation"), First National Bank of Chester County and other subsidiaries or affiliates of either of them with the opportunity to acquire a proprietary interest in the Corporation through the ownership of common stock, par value $1.00 per share, of the Corporation ("Common Stock"). Such ownership will provide such employees, directors, and consultants with a more direct stake in the future welfare and profitability of the Corporation and encourage them to continue to provide services to the Corporation and its affiliates.

2.       Definitions

         Capitalized terms not otherwise defined in the Plan shall have the following meanings:

(a) "Administrator" shall have the meaning set forth in Section 3.

(b) "Award Agreement" shall mean a written agreement, in such form as the Administrator shall determine, that evidences the terms and conditions of a Restricted Stock Award granted under the Plan.

(c) "Change of Control" shall mean the first to occur of the following events:

(i) the date the shareholders of the Corporation (or the Board of Directors, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Corporation will be dissolved or liquidated;

(ii) the date the shareholders of the Corporation (or the Board of Directors, if shareholder action is not required) approve a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of the Corporation;

(iii) the date the shareholders of the Corporation (or the Board of Directors, if shareholder action is not required) and the shareholders of the other constituent corporation (or its board of directors if shareholder action is not required) have approved a definitive agreement to merge or consolidate the Corporation with or into such other corporation, other than, in either case, a merger or consolidation of the Corporation in which holders of shares of the Common Stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation's voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders' ownership of Common Stock immediately before the merger or consolidation;

(iv) the date any entity, person or group, (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than (A) the Corporation or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries or (B) any person who, on the date the Plan is approved by the shareholders, shall have been the beneficial owner of at least twenty percent (20%) of the outstanding Common Stock, shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Common Stock; or

(v) the first day after the date this Plan is approved by the shareholders when directors are elected so that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty-four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty-four (24) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(e) "Disability" shall mean a condition of total mental or physical incapacity for further performance of a person's duty with the Corporation that the Administrator determines, on the basis of competent medical evidence, is likely to be permanent and constitutes a "disability" within the meaning of Section 22(e)(3) of the Code.

(f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(g) "Restricted Stock Award" shall mean an award of shares of Common Stock that is subject to certain conditions on vesting and restrictions on transferability as provided under the terms of the Plan and the Award Agreement related thereto.

3. Administration of the Plan

         The Plan shall be administered by the Board of Directors of the Corporation or a committee thereof as may be appointed from time to time by the Board of Directors (the "Administrator"). The Administrator shall have the sole discretion as to decisions regarding the Plan. The Corporation may engage a third party to administer routine matters under the Plan, such as establishing and maintaining accounts for Plan participants and facilitating transactions by participants pursuant to the Plan.

         In administering the Plan, the Administrator may adopt rules and regulations for carrying out the Plan. The interpretations and decisions made by the Administrator with regard to any question arising under the Plan shall be final and conclusive on all persons participating or eligible to participate in the Plan. Subject to the provisions of the Plan, the Administrator shall determine the terms of all Restricted Stock Awards granted pursuant to the Plan, including, but not limited to, the persons to whom, and the time or times at which, grants shall be made, the number of shares to be covered by each Restricted Stock Award, and other terms and conditions thereof.

4.       Shares of Stock Subject to the Plan

         Except as provided in Section 7, the number of shares that may be issued pursuant to Restricted Stock Awards granted under the Plan shall not exceed 150,000 shares of Common Stock. Such shares may be authorized and unissued shares or previously issued shares acquired or acquired by the Corporation in the future and held in treasury. Any shares subject to a Restricted Stock Award which for any reason expires, is cancelled or is unexercised may again be subject to a Restricted Stock Award under the Plan.

5.       Eligibility

         Restricted Stock Awards may be granted to directors, employees and consultants of the Corporation or any affiliate thereof.

6. Grant of Restricted Stock

(a) The Administrator may grant Restricted Stock Awards to such persons eligible under the Plan as the Administrator may select from time to time. Restricted Stock Awards shall be granted at such times, in such amounts and under such other terms and conditions as the Administrator shall determine, which terms and conditions shall be consistent with the terms of the Plan and evidenced under an Award Agreement.

(b) The Award Agreement shall set forth any conditions on vesting and restrictions on transferability that the Administrator may determine is appropriate for the Restricted Stock Award, including the performance of future services or satisfaction of performance goals established by the Administrator.

(c) The books and records of the Corporation shall reflect the issuance of shares of Common Stock under a Restricted Stock Award and any applicable restrictions and limitations in such manner as the Administrator determines is appropriate. The Administrator in its discretion may withhold the actual delivery of a stock certificate evidencing shares of Common Stock issued under a Restricted Stock Award until such shares have become vested and transferable under the terms thereof.

(d) Unless otherwise provided in the Award Agreement:

    (i) the recipient of a Restricted Stock Award shall be the record owner of the shares of Common Stock issued under the Restricted Stock Award and shall have all voting, dividend and tender offer rights with respect to such shares of Common Stock;

    (ii) shares of Common Stock issued under a Restricted Stock Award shall not be transferable by the award recipient prior to the date such shares become vested under the terms of the Plan and the related Award Agreement;

    (iii) shares of Common Stock issued under a Restricted Stock Award shall become immediately and fully vested in the event (A) the recipient dies; (B) the recipient incurs a Disability; or (C) a Change of Control occurs; provided, however, that the award recipient is employed by, or engaged to provide services to, the Corporation or an affiliate thereof as of the date of such event; and

    (iv) unvested shares of Common Stock issued under a Restricted Stock Award shall be forfeited as of the date the recipient's employment by, or engagement to provide services to, the Corporation and all affiliates terminates.

7. Adjustments in the Event of Recapitalization

         The aggregate number of shares of Common Stock reserved for issuance under the Plan and the number of shares of Common Stock covered by each outstanding Restricted Stock Award shall be appropriately adjusted in the event of a stock dividend, stock split or other increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a subdivision or consolidation of the Common Stock or other capital adjustment (not including the issuance of Common Stock on the conversion of other securities of the Corporation which are convertible into Common Stock) effected without receipt of consideration by the Corporation. The Board of Directors shall have the authority to determine the adjustments to be made under this Section and any such determination by the Board of Directors shall be final, binding and conclusive.

8.       Withholding of Applicable Taxes

         It shall be a condition to the performance of the Corporation's obligation to deliver Common Stock pursuant to any Restricted Stock Award that the award recipient pay, or make provision satisfactory to the Corporation for the payment of, any taxes (other than stock transfer taxes) the Corporation is obligated to collect with respect to the delivery of Common Stock under such Restricted Stock Award, including any applicable federal, state, or local withholding or employment taxes.

9.       General Restrictions

         The Corporation shall not be obligated to issue any shares of Common Stock under a Restricted Stock Award in any manner in contravention of any federal or state securities law, rule or regulation or any rule or regulation of any securities exchange or over the counter market on which the Common Stock is listed or in which it is included for quotation. The Board of Directors may require the recipient of a Restricted Stock Award to enter into an agreement with the Corporation stating that as a condition precedent to the receipt of shares of Common Stock under the Restricted Stock Award, the recipient is required to represent to the Corporation in writing that such receipt is for investment only and not with a view toward distribution.

10.      Termination and Amendment of the Plan

         The Board of Directors or the Administrator shall have the right to amend, suspend, or terminate the Plan at any time; provided, however, that no such action shall affect or in any way impair the rights of a recipient under any Restricted Stock Award previously granted under the Plan.

11.      Compliance with Rule 16b-3

         With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors. Unless the grant of a Restricted Stock Award is approved by the entire Board of Directors of the Corporation or a Administrator of the Board comprised solely of two or more Non-Employee Directors, as defined under Rule 16b-3(b)(3)(i), persons subject to Section 16 of the Exchange Act may not sell or otherwise transfer shares of Common Stock issued pursuant to a Restricted Stock Award before the date that is six months from the date the Restricted Stock Award is granted.

12.      Effective Date.

         The effective date of the Plan shall be the date the Plan is duly adopted by the Board of Directors of the Corporation.

13.      No Right to Continued Employment

         Neither the establishment of the Plan nor any provisions of the Plan nor any action of the Board of Directors or the Administrator with respect to the Plan shall be held or construed to confer upon any person any right to a continuation of his or her position as a director, employee or consultant of the Corporation or any affiliate.

14.      Construction of Language

         Whenever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter.

15.      Governing Law

           The Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law.